Exhibit 10.4

CHANGE-IN-CONTROL EXECUTIVE SEVERANCE AGREEMENT

This Change-in-Control Executive Severance Agreement (this “Agreement”), dated August ___, 2023 to be effective as of August 1, 2023 (the “Effective Date”), is made by and between PHX Minerals Inc., a Delaware corporation (the “Company”), and ______________ (the “Executive”).

Statement of Purpose

The Company desires, for its continued success, to have the benefit of services of experienced management personnel like the Executive. The Board of Directors of the Company therefore believes that it is in the best interest of the Company that, in the event of any prospective change-in-control of the Company, the Executive be reasonably secure in his employment and position with the Company, so that the Executive can exercise independent judgment as to the best interest of the Company and its stockholders, without distraction by any personal uncertainties or risks regarding the Executive’s continued employment with the Company created by the possibility of a change-in-control of the Company. The Board believes that this Agreement will create an environment that is best suited to maximizing stockholder value and retaining executive loyalty and focus when they are needed most and will further align the interests of the Executive with the interests of the Company’s stockholders.

Agreement

In consideration of the statements made in the Statement of Purpose, the continued service of the Executive and the mutual agreements set forth below, the Company and the Executive agree as follows:

1.
Protection. In order to protect the Executive against the possible consequences of a “Change-in-Control” (as defined in Section 2) of the Company and to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s agreement to remain in the employ of the Company subject to the terms and conditions set forth below, this Agreement sets forth the severance benefits which the Company agrees will be provided to the Executive in the event his employment with the Company is terminated on or subsequent to a Change-in-Control of the Company, provided such termination of employment occurs within two (2) years of such Change-in-Control under the circumstances described below.
2.
Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:
2.1.
“Board” means the Board of Directors of the Company.
2.2.
“Cause” means:
2.2.1.
the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than a failure resulting from incapacity due to physical or mental illness) within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company (the “CEO”), which demand specifically identifies the manner in which the Board or the CEO believes that the Executive has not substantially performed the Executive’s duties; or
2.2.2.
the willful engaging by the Executive in illegal conduct, gross misconduct or a clearly established violation of the Company’s written policies and procedures, in each case, which is materially and demonstrably injurious to the Company, monetarily or otherwise.

For purposes of this Section 2.2, no act or failure to act, on the part of the Executive, will be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, direction by the CEO, or based on the advice of counsel for the Company, will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

2.3.
“Change-in-Control” means the occurrence of any one (1) or more of the following:

2.3.1.
any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding Voting Securities;
2.3.2.
during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;
2.3.3.
the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or legal entity and such merger or consolidation of the Company with such other corporation or legal entity is consummated, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least seventy percent (70%) of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
2.3.4.
any Person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

Provided, any Change-in-Control described in Sections 2.3.1 through 2.3.4 must also constitute a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation as defined under Treasury Regulation section 1.409A-3(i)(5). Any determination of whether an event constitutes a change in control of a corporation or effective control of a corporation, or a change in ownership of a substantial portion of the assets of a corporation must be objectively determinable and the certification of such an event by any party must be merely ministerial and objectively determinable under the standards in such Treasury Regulations.

2.4.
“Code” means the Internal Revenue Code of 1986, as amended.
2.5.
“Date of Termination” means (i) if the Executive’s employment is terminated by the Company for “Cause,” the date specified in the Notice of Termination, and (ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.
2.6.
“Good Reason” shall include:
2.6.1.
the assignment to the Executive of any position which results, in the aggregate, in a material reduction in the Executive’s rank, authority, duties, status or responsibilities as an officer of the Company or the Executive is assigned duties and obligations inconsistent with his position with the Company; or
2.6.2.
the Executive’s annual base salary is reduced below the higher of the Executive’s base salary in effect immediately before the Change-in-Control or the Executive’s base salary in effect at any time after the Change-in-Control.

Should any of the above conditions constituting “Good Reason” termination reasons exist, the Executive must notify the Company within ninety (90) days of the initial existence of such condition and permit the Company thirty (30) days from the date of such notice to cure the existence of the such “Good Reason” prior to exercising the Executive’s right to terminate employment for “Good Reason” resulting in the benefit payments under this Agreement.

2.7.
“Notice of Termination” means a written and dated notice that (i) indicates the Date of Termination (not earlier than the date on which the notice is provided), (ii) indicates the specific termination provision in this Agreement relied on, and (iii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.8.
“Person” shall have the meaning of the term “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company), which includes two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.
2.9.
“Plan” means any bonus, incentive compensation, retirement, stock ownership or purchase, pension, deferred compensation, or welfare benefits plan, policy, practice, program or arrangement of (including any separate contract or agreement with) the Company for its employees.
2.10.
“Voting Securities” means the Company’s common stock, par value $0.01666 per share, and any other securities of the Company that vote generally in the election of directors.
3.
Change-in-Control. No benefits shall be payable hereunder unless there shall have been a Change-in-Control of the Company and the Executive’s employment by the Company shall have been terminated in accordance with Section 5 below.
4.
Rights Provided By Agreement. This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits in the event the Executive’s employment with the Company terminates under the circumstances provided herein.
5.
Termination Following Change-in-Control.
5.1.
Severance Payment. If, on the occurrence of a Change-in-Control or within two (2) years following the occurrence of a Change-in-Control, (i) the Executive’s employment with the Company is terminated by the Company other than for Cause or the Executive’s death or (ii) the Executive resigns for Good Reason, then the Company shall pay to the Executive as severance payment in a lump sum, in cash, on or before the fifth (5th) day following the Date of Termination, an amount equal to (A) one (1) times the average base salary paid to the Executive, and contributions made by the Company to its 401(k) Plan on the Executive’s behalf, during the two (2) year period immediately preceding the Change-in-Control (or the annualized amount for any shorter period, if applicable) plus (B) one (1) times the average annual bonus amount paid, or payable, to the Executive for the last two (2) calendar years immediately prior to the Change-in-Control event (or if not yet determined for such calendar year, the Executive’s targeted annual bonus for such calendar year, or if there is no two-year bonus history, the amount shall be the target bonus for calendar year in which the Change-in-Control occurred). In addition, the Company shall promptly reimburse the Executive each month for all costs incurred by the Executive of purchasing COBRA continuing coverage (as described in Section 4980B of the Code) for the Executive and all of the Executive’s dependents following the Executive’s Date of Termination for twelve (12) months.
5.2.
Notice of Termination. Any termination of the Executive’s employment by the Executive for Good Reason shall be communicated by Notice of Termination to the Company. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a Notice of Termination from the Board, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in the definition of “Cause” and specifying the particulars thereof in detail.
6.
Term of Agreement. This Agreement will continue in effect until the earlier of: (a) the termination or cessation of the Executive’s employment with the Company before a Change-in-Control or (b) the Company’s performance of all of its obligations, and the Executive’s receipt of all of the payments and benefits to which he is entitled, under this Agreement after a Change-in-Control.
7.
Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of any other employment, consulting relationship or other business activity after the Date of Termination.
8.
No Set-Off. The Company’s obligations under this Agreement are absolute and unconditional, and not subject to any set-off, counterclaim, recoupment, defense or other right that the Company or any affiliate may have against the Executive.
9.
Tax Withholding. The Company shall withhold from any payment or benefits under this Agreement (whether or not otherwise acknowledged under this Agreement) all federal, state, local, or other taxes as may be legally required to be withheld.
10.
Executive’s Legal Expenses. The Company shall pay the Executive an amount equal to the reasonable legal fees and other expenses incurred in good faith by him in obtaining or retaining payments and benefits under this Agreement, including all such fees and expenses (if any) in enforcing, in good faith, any right or benefit provided by this Agreement or in connection with the contest or defense of any tax audit or proceeding by the Internal Revenue Service to the extent that Section 4999 of the Code is alleged or claimed to apply to any payment or benefit provided under this Agreement. The Company will be obligated under the preceding sentence even if the Executive is not successful in any enforcement claim or counterclaim by him, or in any such tax contest or defense, so long as the Executive acted in good faith. The Company shall make any payment required by this Section 10 within thirty (30) days after written notice from the Executive requesting payment and providing such evidence of the incurrence of those fees and expenses as the Company may reasonably request.
11.
Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify nor shall anything herein limit or otherwise affect such rights as the

Executive may have under any agreements with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.
12.
Successors and Binding Effect.
12.1.
Successor Must Assume Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive terminated employment for Good Reason following a Change-in-Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination of employment. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
12.2.
Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.
13.
Interest. If any amounts due and payable hereunder to the Executive are not paid by the Company or its successor when due, the unpaid amount will bear interest at the per annum rate equal to twelve percent (12%) (the provision for such interest is not intended to alter, and shall not be construed as altering, the Company’s obligation to pay, and the Executive’s right to receive, all payments due hereunder in a timely manner).
14.
Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 14, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 14 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code (“Section 409A”). All calculations and determinations under this Section 14 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 14, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 14. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
15.
Section 409A.
15.1.
General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
15.2.
Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the

Code, then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
15.3.
Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
15.3.1.
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
15.3.2.
any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
15.3.3.
any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
16.
Miscellaneous.
16.1.
Amendment of Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar) or constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.
16.2.
Severability. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.
16.3.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.
16.4.
Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written document: (i) delivered in person, (ii) sent by facsimile (with a copy sent by first class mail, postage prepaid), (iii) sent by nationally recognized overnight courier service, or (iv) mailed by first-class certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other party.

Notices provided in accordance with this Section 16.4 shall be deemed to have been delivered: (i) if personally delivered, upon delivery; (ii) if sent by facsimile transmission, upon electronic confirmation by the sender when received; (iii) if sent by overnight courier service, twenty four (24) hours after deposit with that service; or (iv) if sent by certified or registered mail, return receipt requested, forty eight (48) hours after deposit in the mail.

To Company: PHX Minerals Inc.

1320 S. University Dr., Ste. 720

Fort Worth, Texas 76107

Attention: Chief Executive Officer

Facsimile: 405.948.2038

and

To the Executive: At the Executive’s current home address on file.

16.5.
Specific Performance, etc. The parties recognize that if any provision of this Agreement is violated by the Company, the Executive may be without an adequate remedy at law. Accordingly, in the event of any such violation, the Executive shall be entitled, if the Executive so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation or to obtain any relief or any combination of the foregoing as the Executive may elect to pursue.
16.6.
Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only (1) one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
16.7.
Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a party’s failure to insist upon the other party’s strict compliance with any provision of this Agreement or to assert any right that a party may have under this

Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the parties hereto.
16.8.
Clawback. Any amounts payable pursuant to this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
16.9.
Entire Agreement. This Agreement, including the Statement of Purpose, contains the parties’ entire agreement regarding the subject matter of this Agreement and supersedes all prior agreements and understandings between them regarding that subject matter. The parties have made no agreements, representations or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.
16.10.
Headings. All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.
16.11.
Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties have executed and delivered this Agreement as of the Effective Date.

“COMPANY”	PHX Minerals Inc.

By:
Name: Chad L. Stephens
Title: President and Chief Executive Officer

“EXECUTIVE”

[NAME]

ACKNOWLEDGED ON BEHALF OF THE BOARD BY:

By:
Mark T. Behrman
Non-Executive Chairman of the Board

[Signature Page to Change-in-Control Executive Severance Agreement]